UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13G (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b) (Amendment No. 2)*

Harvest Natural Resources, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

41754V103
(CUSIP Number)

December 31, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSDC Management, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

3,484,613

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

3,484,613

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,484,613

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

8.5% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.
1  The percentage used above is calculated based on 40,409,546 shares of common stock outstanding as of November 5, 2013 as reported in the Company’s Form 10-Q filed with the Commission on November 12, 2013, plus additional shares that could become outstanding upon exercise of warrants held by the Reporting Persons (as defined in Item 2(a), subject to a limitation on exercise to the extent that, following exercise, the Reporting Persons (as defined in Item 2(a) would beneficially own, in the aggregate, more than 10.0% of the Company’s outstanding common stock.

CUSIP NO.	41754V103	13G
1		NAMES OF REPORTING PERSONS

MSD Energy Partners, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

2,830,603

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

2,830,603

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,830,603

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

6.9% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSD Energy Partners (MM), L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

130,380

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

130,380

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

130,380

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

0.3% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSD Credit Opportunity Fund, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

123,630

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

123,630

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

123,630

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

0.3% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSD Credit Opportunity Master Fund, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

400,000

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

400,000

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

1.0% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSD Capital, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

635,499

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

635,499

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

635,499

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

1.5% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

MSD Energy Investments Private II, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

635,499

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

635,499

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

635,499

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

1.5% 1

12		TYPE OF REPORTING PERSON*

PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

1		NAMES OF REPORTING PERSONS

Michael S. Dell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

635,499

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

635,499

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

635,499

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11		PERCENT OF CLASS REPRESENTED IN ROW (9)

1.5% 1

12		TYPE OF REPORTING PERSON*

IN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	41754V103	13G

Item 1(a)	Name of Issuer:

The name of the issuer is Harvest Natural Resources, Inc. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company's principal executive office is located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSDC Management, L.P. (“MSDC”), MSD Energy Partners, L.P., MSD Energy Partners (MM), L.P., MSD Credit Opportunity Fund, L.P., MSD Credit Opportunity Master Fund, L.P., MSD Capital, L.P. (“MSD Capital”), MSD Energy Investments Private II, LLC, and Michael S. Dell (collectively, the “Reporting Persons”).

MSDC is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Energy Partners, L.P., MSD Energy Partners (MM), L.P., MSD Credit Opportunity Fund, L.P., and MSD Credit Opportunity Master Fund, L.P.  MSDC Management (GP), LLC (“MSDC GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSDC.  Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSDC GP.

MSD Capital is the sole manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Energy Investments Private II, LLC.  MSD Capital Management LLC, a Delaware limited liability company (“MSD Capital Management”), is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital.  Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management.  Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2014, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of MSDC, MSD Energy Partners, L.P., MSD Capital, MSD Credit Opportunity Fund, L.P., and MSD Energy Investments Private II, LLC is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

The address of the principal business office of MSD Energy Partners (MM), L.P. and MSD Credit Opportunity Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The address of the principal business office of Mr. Dell is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.

Item 2(c)	Citizenship:

Each of MSDC Management, L.P., MSD Energy Partners, L.P., MSD Capital, L.P., and MSD Credit Opportunity Fund, L.P. is organized as a limited partnership under the laws of the State of Delaware.

MSD Energy Investments Private II, LLC is organized as a limited liability company under the laws of the State of Delaware.

Each of MSD Energy Partners (MM), L.P. and MSD Credit Opportunity Master Fund, L.P. is a limited partnership organized under the laws of the Cayman Islands.

Mr. Dell is a citizen of the United States.

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP No.:

41754V103

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable.

Item 4	Ownership:
	A.	MSDC Management, L.P.
		(a)	Amount beneficially owned: 3,484,613 Percent of class: 8.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 3,484,613
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 3,484,613
	B.	MSD Energy Partners, L.P.
		(a)	Amount beneficially owned: 2,830,603 Percent of class: 6.9% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 2,830,603
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 2,830,603
	C.	MSD Energy Partners (MM), L.P.
		(a)	Amount beneficially owned: 130,380 Percent of class: 0.3% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 130,380
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 130,380
	D.	MSD Credit Opportunity Fund, L.P.
		(a)	Amount beneficially owned: 123,630 Percent of class: 0.3% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 123,630
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 123,630
	E.	MSD Credit Opportunity Master Fund, L.P.
		(a)	Amount beneficially owned: 400,000 Percent of class: 1.0% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 400,000
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 400,000
	F.	MSDC Management (GP), LLC
		(a)	Amount beneficially owned: 3,484,613 Percent of class: 8.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 3,484,613
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 3,484,613
	G.	MSD Capital, L.P.
		(a)	Amount beneficially owned: 635,499 Percent of class: 1.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 635,499
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 635,499
	H.	MSD Energy Investments Private II, LLC
		(a)	Amount beneficially owned: 635,499 Percent of class: 1.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 635,499
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 635,499
	I.	Michael S. Dell
		(a)	Amount beneficially owned: 635,499 Percent of class: 1.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 635,499
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 635,499
	J.	MSD Capital Management, LLC
		(a)	Amount beneficially owned: 635,499 Percent of class: 1.5% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 635,499
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 635,499
	K.	Glenn R. Fuhrman
		(a)	Amount beneficially owned: 4,120,112 Percent of class: 10.0% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 4,120,112
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 4,120,112
	L.	John C. Phelan
		(a)	Amount beneficially owned: 4,120,112 Percent of class: 10.0% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 4,120,112
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 4,120,112
	M.	Marc R. Lisker
		(a)	Amount beneficially owned: 4,120,112 Percent of class: 10.0% Number of shares as to which such person has:
(b)
(c)
			(i)	Sole power to vote or direct the vote: -0-
			(ii)	Shared power to vote or direct the vote: 4,120,112
			(iii)	Sole power to dispose or direct the disposition: -0-
			(iv)	Shared power to dispose or direct the disposition: 4,120,112

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.
Item 7	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2014

MSDC Management, L.P.		MSD Credit Opportunity Master Fund, L.P.

By:	MSDC Management (GP), LLC	By:	MSDC Management, L.P.
Its:	General Partner
		Its:	Investment Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	By:	MSDC Management (GP), LLC
Title:	Manager	Its:	General Partner

MSD Energy Partners, L.P.		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	MSDC Management, L.P.	Title:	Manager
Its:	Investment Manager
MSD Capital, L.P.
By:	MSDC Management (GP), LLC
Its:	General Partner	By:	MSD Capital Management, LLC
		Its:	General Partner
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	By:	/s/ Marc R. Lisker
Title:	Manager	Name:	Marc R. Lisker
		Title:	Manager and General Counsel
MSD Energy Partners (MM), L.P.
MSD Energy Investments Private II, LLC
By:	MSDC Management, L.P.
Its:	Investment Manager	By:	MSD Capital, L.P.
		Its:	Manager
By:	MSDC Management (GP), LLC
Its:	General Partner	By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	/s/ Marc R. Lisker	Title:	Manager and General Counsel
Name:	Marc R. Lisker
Title:	Manager	Michael S. Dell

MSD Credit Opportunity Fund, L.P.		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	MSDC Management, L.P.	Title:	Attorney-in-Fact

Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

EXHIBIT INDEX

Exhibit	Description of Exhibit
24.1
Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Schedule 13G filed by MSD Capital, MSD Energy Investments, L.P. and Michael S. Dell with the Commission on February 22, 2011 relating to the common units of Atlas Energy, L.P.).

99.1	Joint Filing Agreement dated February 13, 2014.

Exhibit 99.1
AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)   Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 13, 2014

MSDC Management, L.P.		MSD Credit Opportunity Master Fund, L.P.

By:	MSDC Management (GP), LLC	By:	MSDC Management, L.P.
Its:	General Partner
		Its:	Investment Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	By:	MSDC Management (GP), LLC
Title:	Manager	Its:	General Partner

MSD Energy Partners, L.P.		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	MSDC Management, L.P.	Title:	Manager
Its:	Investment Manager
MSD Capital, L.P.
By:	MSDC Management (GP), LLC
Its:	General Partner	By:	MSD Capital Management, LLC
		Its:	General Partner
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	By:	/s/ Marc R. Lisker
Title:	Manager	Name:	Marc R. Lisker
		Title:	Manager and General Counsel
MSD Energy Partners (MM), L.P.
MSD Energy Investments Private II, LLC
By:	MSDC Management, L.P.
Its:	Investment Manager	By:	MSD Capital, L.P.
		Its:	Manager
By:	MSDC Management (GP), LLC
Its:	General Partner	By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	/s/ Marc R. Lisker	Title:	Manager and General Counsel
Name:	Marc R. Lisker
Title:	Manager	Michael S. Dell

MSD Credit Opportunity Fund, L.P.		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
By:	MSDC Management, L.P.	Title:	Attorney-in-Fact

Its:	Investment Manager

By:	MSDC Management (GP), LLC
Its:	General Partner

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager